Wachovia Securities
201 South College Street
CP9
Charlotte, NC 28244-1075

WACHOVIA BANK, NATIONAL ASSOCIATION Logo	Wachovia Securities

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 11, 2008, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank National Association, as Master Servicer, CW Capital Asset Management LLC, as Special Servicer, LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2008-C1 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Marilyn Addison and David J Shay, Director of Compliance and Third Party Oversight and Director of Strategic Initiatives do hereby certify that:

1.
A review of the activities of  the  Master Servicer during the period from April 11, 2008 to December 31, 2008 (the reporting period) and of its performance under the Agreement during such period has been made under our supervision; and

2.	To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period reporting period.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 11th day of March 2009.

/s/ Marilyn Addison	/s/ David J Shay
Marilyn Addison, Director	David J Shay, Director
Wachovia Bank National Association	Wachovia Bank National Association